Form of Employment Contract

This Employment Contract (“Contract”) is entered into as of the ___day of ____, 2009 (the “Effective Date”) by and between:

[Alpha Bermuda], a Bermuda company (“Party A”);

Mr. Zhao Benxi, whose Chinese ID No. is [*] (hereinafter referred to as “Party B” and, together with Party A, the “Parties”); and

Shandong Soy Bean Process Food Co., Ltd., a company incorporated in the People’s Republic of China (including its successors and assigns, “Party C”).

RECITALS

WHEREAS, Party A is party to that certain Agreement and Plan of Merger, Conversion and Share Exchange dated as of December 31, 2008 by and among Alpha Security Group Corporation, a Delaware corporation (including its successors and assigns), Party A, Soya China Pte. Ltd., Splendid International Holdings Pte. Ltd., Bright Strong Investments Limited and Special Result Limited (BVI) (the “Merger Agreement”);

WHEREAS, prior to the Effective Date, Party B has been employed by Party C pursuant to the terms of that certain employment agreement between Party C and Party B dated as of January 1, 2008 (the “Prior Employment Contract”);

WHEREAS, following the transactions contemplated by the Merger Agreement (collectively, the “Business Combination”), Party C and Party B desire to terminate their employment relationship and Party A desires to secure the services and employment of Party B on behalf of Party A and its subsidiaries and affiliates, and Party B desires to enter into such continuing employment with Party A, upon the terms and conditions hereinafter set forth;

WHEREAS, Party A also wishes to obtain reasonable protection for its investment in the Business Combination and to further protect against unfair competition by Party B, and Party B is willing to abide by the covenants contained in this Contract, in order to satisfy Party A’s reasonable wishes.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth hereunder and other lawful considerations, Party A, Party B and Party C hereby agree as follows:

1.	TERMINATION OF PRIOR EMPLOYMENT CONTRACT

1.1
Party C and Party B hereby terminate the Prior Employment Contract.  This Contract shall supersede all prior agreements and understandings with respect to Party B’s employment by Party C, including, but not limited to, the Prior Employment Contract.

1.2
In connection with the closing of the Business Combination, Party A agrees to recognize Party B’s years of service as an employee of Party C for purposes of Party B’s employment with Party A as governed by this Contract.

1.3
Party B hereby releases and forever discharges Party C from any and all severance payment obligations in connection with the termination of the Prior Employment Contract and Party B’s employment by Party C which may be imposed by the Employment Contract Law of the People’s Republic of China, effective January 1, 2008, and the rules and regulations promulgated thereunder (the “ECL”) and the relevant regulations of Shandong Province.

2.	APPOINTMENT AND TERM

2.1	Subject to the terms of this Contract, Party A shall employ Party B and Party B agrees to be employed by Party A as the Chief Operating Officer of Party A.

2.2
This Contract is a fixed term contract, effective from[______], 2009 to [_________], 2012 (the “Initial Term”) or until terminated by either party in accordance with this Contract.  Upon the expiration of the Initial Term, this Contract shall be automatically renewed and extended for an additional period of one year (each, a “Renewal Term” and each Renewal Term together with the Initial Term, the “Term”) on each anniversary thereafter, unless either party gives notice of non-renewal to the other party at least thirty days’ prior to such anniversary.  Any provision in this Contract, however, that by its terms survives expiration of this Contract shall so survive, and the Parties shall continue to be bound by the terms of each such provision for the time period set forth therein.

3.	DUTIES

3.1	During Party B’s employment, Party B shall:

(a)
be based in Shandong Province, the People’s Republic of China (“China”) and perform, to the best of Party B’s ability and with all reasonable care, the duties and exercise the powers and functions (both within and, when required by Party A to do so, anywhere outside of China) as are customary for Party B’s position and such other duties and responsibilities that may be assigned by Party A from time to time;

(b)	comply with all reasonable requests, instructions and regulations made by Party A.

3.2
Party A shall have the right to require Party B at any time to carry out such special projects or other functions compatible with Party B’s office and abilities as Party A shall in its absolute discretion determine.

3.3
Party A will pay or reimburse Party B for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement.  Party B shall keep detailed and accurate records of expenses incurred in connection with the performance of his duties hereunder and reimbursement therefor shall be in accordance with policies and procedures to be established from time to time by Party A.

4.	LABOR PROTECTION AND WORKING CONDITIONS

4.1
Party A’s standard working hours shall be eight (8) hours per day and five (5) days per week.  As part of Party A’s management team, however, Party B is expected to work uneven or long hours or travel with irregular hours without additional overtime pay (other than his remuneration set out below).

4.2
Party A will provide Party B with all the necessary labor protections and working conditions in accordance with the Labor Law of the People’s Republic of China, effective January 1, 1995, and the rules and regulations promulgated thereunder (the “Labor Law of China” and together with the ECL, the “Labor Laws”).

5.	REMUNERATION

5.1	As remuneration for Party B’s services, Party A shall pay to Party B a monthly base salary of RMB10,000 (which shall be deemed to accrue from day to day) payable in arrears at the end of each month.

5.2
Each fiscal year during the Term, Party B will be considered for a cash bonus.  The amount of such bonus, if any, shall be within the sole discretion of the board of directors of Party A. Party B’s receipt of such bonus shall be subject to the terms of the applicable plans, policies, practices and corporate governance standards of Party A, as the same may be amended from time to time.

5.3
Each fiscal year during the Term on December 31st, pursuant to the [Alpha Bermuda] 2009 Omnibus Securities and Incentive Plan, Party A shall grant Party B options to purchase 25,000 shares of common stock of Party A (“Options”) at an exercise price equal to the fair market value of Party A’s common stock on the date of grant.  The Options shall vest and become exercisable upon the one year anniversary of the grant date and shall expire on the sixth anniversary of the grant date.  Additional conditions of the Options shall be set forth in an incentive stock option agreement as approved by the board of directors of Party A.

5.4
In setting Party B’s compensation above, Party A has taken into consideration the nature of Party B’s position and duties, and such remuneration represents regular salary, overtime payment and payment for post-termination undertakings and covenants contained hereunder.

6.	BENEFITS

6.1	Both Party A and Party B shall, in accordance with the social insurance regulations of China and Shandong Province, pay the relevant social insurance premiums.

6.2
In the event that Party B is suffering from illness or disability caused during the performance of his duties under this Contract (a “Work-Related Illness”), Party B’s wages and medical insurance benefits shall be provided in accordance with the relevant regulations of China and Shandong Province.

7.	HOLIDAYS

7.1
In addition to the statutory holidays as defined in the Labor Law of China, Party B shall be entitled to twenty (20) business days paid annual leave during each calendar year (accruing pro rata during the year) to be taken at such times or times as may be approved by Party A.

7.2	Party B may carry forward Party B’s unused annual leave for one calendar year subsequent to the calendar year in which such leave was unused.

7.3
There will be no payment in lieu of any unused leave entitlement except upon termination as required by the Labor Laws and relevant regulations of Shandong Province.  On such termination, payment in lieu of annual leave is calculated using the following formula:  monthly salary divided by thirty (30) and multiplied by the number of unused annual leave days.

8.	SICK LEAVE

8.1	Party B shall be entitled to paid sick leave in accordance with the relevant regulations of China and Shandong Province.

8.2	Any additional paid leave shall be at the discretion of Party A.

9.	CONDUCT OF THE EMPLOYEE

9.1	Party B shall comply with all applicable laws, rules, orders and regulations of China and other jurisdictions in carrying out its duties and responsibilities under this Contract.

9.2
During Party B’s employment by Party A and thereafter, Party B will keep all confidential information of Party A in strict confidence and will not use or disclose to any third party such confidential information.  Such confidential information includes, but is not limited to, customer lists, research and development, trade secrets developed or learned by Party B during its employment, as well as the provisions of this Contract.  For the purposes of this provision, all information relating to Party A’s business or operation, unless known and available to the general public, shall be deemed confidential information.

9.3
Upon termination of Party B’s employment by Party A, Party B shall promptly return to Party A any files, letters, or other records, documents, films or computer storage devices in its possession or control that relate to Party A’s business, operation or affairs or relate to Party’s B’s performance of obligations hereunder.

9.4	These obligations will continue to apply after the expiration or termination of Party B’s employment, however caused, and are in addition to the duties of confidentiality prescribed by law.

9.5
Party B must immediately notify Party A of any suspected or actual unauthorized use, copying or disclosure of confidential information. Party B must provide assistance reasonably requested by Party A in relation to any proceedings Party A may take against any person for unauthorized use, copying or disclosure of confidential information.

10.	TERMINATION OF EMPLOYMENT

10.1	This Contract may be terminated with the consent of both Parties through negotiation before the expiration date.

10.2
Subject to the relevant provisions of the Labor Laws, and without limiting other rights Party A may have under the Labor Laws, Party A may terminate this Contract without notice or payment in lieu thereof if Party B: (i) engages in any willful misconduct that could reasonably be expected to injure the reputation, business or business relationships of Party A, including any violation of Party A’s policies; (ii) perpetrates a fraud against or affecting Party A or any customer, supplier, client, agent or employee thereof; (iii) is convicted (including conviction on nolo contendere, no contest or similar plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; or (iv) is working for another employer in a manner that materially and negatively affects Party B’s job performance for Party A.

10.3
Except as provided in Section 10.5 below, subject to the relevant provisions of the Labor Laws, and without limiting other rights Party A may have under the Labor Laws, Party A may terminate this Contract upon thirty days’ written notice to Party B or payment of one month’s base salary to Party B if: (i) Party B is unable to or fails to perform Party B’s duties hereunder as a result of illness (other than a Work-Related Illness); (ii) Party B continuously neglects, refuses or fails to perform Party B’s duties hereunder, which continues for a period of thirty (30) days after Party A delivers written notice to Party B specifically identifying the manner in which Party B has neglected, failed or refused to perform Party B’s duties and, in the case of failure to perform, provides training to Party B with respect to such failure; or (iii) the performance of the either Party’s obligations under this Contract have become impossible to perform due to a change in circumstances.

10.4
Except as provided in Section 10.5 below, subject to the relevant provisions of the Labor Laws, and without limiting other rights Party A may have under the Labor Laws, Party A may engage in an economic layoff of twenty (20) or more employees upon thirty (30) days’ notice to the relevant labor union if: (i) a “Bankruptcy” occurs (as defined below); (ii) Party A encounters serious difficulties in production or operation; (iii) Party A changes production, experiences a major technological innovation or adjusts the form of business operation after which dismissal of employees is necessary; or (iv) a major change occurs to an objective economic circumstance and, as a result, it is not feasible to fulfill the Contract.  In case of termination of a dismissal under this Section 10.5, the following employees shall have priority to retain employment:  (a) employees with a fixed term employment contract with a relatively long term; (b) employees with an open term employment contract; and (c) any employee who is the sole bread winner in his or her family and dependent family members include the elderly or minors.  For purposes of this Contract, “Bankruptcy” shall mean: (1) the filing by Party A or any of its subsidiaries of a voluntary petition in bankruptcy or a voluntary petition seeking reorganization, arrangement or readjustment in any form of its debts under any insolvency law of any jurisdiction, or the filing of an answer consenting to or acquiescing in any such petition, (2) the making by Party A or any of its subsidiaries of any assignment for the benefit of its creditors or the admission by Party A or any of its subsidiaries of its inability generally to pay its debts when they become due, (3) the filing of an involuntary petition against Party A or any of its subsidiaries in a bankruptcy or liquidation proceeding, (4) the filing of an application for the appointment of a receiver for the assets of Party A or any of its subsidiaries, or (5) the filing of an involuntary petition seeking reorganization, arrangement or readjustment of the debts of Party A or any of its subsidiaries under insolvency law of any jurisdiction

10.5
Notwithstanding the foregoing, Party A may not terminate Party B under Sections 10.4 or 10.5 of this Contract if: (i) Party B has been employed by Party A for fifteen years and is eligible for retirement in less than five years; (ii) Party B is undergoing examination or diagnosis relating to a potential Work-Related Illness; (iii) Party B has been diagnosed with a Work Related Illness; (iv) Party B is receiving treatment for an illness that is not a Work-Related Illness; (v) Party B is a female on leave for maternity purposes; or (vi) Party B is employed in a high risk work area and has not received a medical examination prior to termination.

10.6
Subject to the relevant provisions of the Labor Laws, Party B may terminate this Contract by giving thirty days’ written notice to Party A if Party A: (i) materially breaches any of its obligations under this Contract; (ii) fails to pay wages to Party B according to this Contract; (iii) fails to pay social insurance on behalf of Party B; (iv) fails to provide working conditions in accordance with applicable law or regulation; (v) otherwise in accordance with applicable law or regulation.  Party B may terminate this Contract without written notice to Party A if Party A forces Party B to work by means of violence, intimidation or illegal restriction of personal freedom.

10.7
This Contract and Party B’s employment hereunder shall terminate immediately upon Party B’s death or upon a good faith finding by Party A, in its sole discretion and subject to the Labor Laws, that Party B is unable to carry out Party B’s essential job functions to any substantial degree, for a period of sixty (60) consecutive calendar days or longer in any consecutive twelve (12) month period, even with reasonable accommodation, as a result of any physical or mental condition.  Notwithstanding the foregoing, if Party B’s death or disability was caused during the performance of his duties under this Contract, compensation to Party B or Party B’s heirs shall be subject to the Labor Laws.

11.	NON-COMPETITION AND NON-SOLICITATION

11.1
As Party B knows, Party B will be in possession of confidential information of Party A during Party B’s employment.  To protect Party A’s confidential information, which Party A views as one of its material assets, and in consideration of Party B’s employment with Party A, Party B agrees that Party B will not, in the geographic market in which Party B worked on behalf of Party A immediately preceding Party B’s termination of employment, without the prior written consent of Party A, for a period of one (1) year after the termination of Party B’s employment (however that termination occurs):

(a)
engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, in any business or activity involved in the development, manufacture, sale, marketing, distribution, or other activity involving fresh soybean products, vacuum-packed soybean products and/or soybean beverages.  To “engage in or carry on” shall mean to have ownership in such business or consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas:  operations, sales, marketing, manufacturing, procurement or sourcing, purchasing, customer service, distribution, product planning, research, design or development.  Ownership by Party B, as a passive investment, of less than 2% of the outstanding shares of capital stock of any corporation listed on a national securities exchange will not constitute a breach of this Section 11.1(a);

(b)	solicit, canvass, approach or accept any approach from or deal with any person who was at any time during the last twelve (12) months of Party B’s service with Party A, a client of Party A;

(c)	intentionally interfere in any way with the business relationship between each of Party A, its related group companies, and their clients, customers, manufacturers or suppliers; or

(d)	induce or assist in the inducement of any employee of Party A, who is an employee of Party A at the time of termination of Party B’s employment with Party A, to leave their employment with Party A.

11.2
Party B understands and acknowledges that each restriction specified in this clause is, under the circumstances, reasonable and necessary to protect Party A’s legitimate proprietary interests.  In the event that any of the clauses is deemed unreasonable by the court, it will be enforced to the extent that it is adjudged reasonable.

11.3
For avoidance of doubt, Party B acknowledges that his remunerations as set forth in Article 4 hereof has included the extra consideration for the agreement on this non-competition and non-solicitation clause, Party B has no right to claim any additional compensation for compliance with his non-competition obligations.

12.	PARTY B’S WARRANTIES

12.1	Party B warrants that all personal information (including the employment history, educational background and health record) he has provided to Party A is true, accurate and complete.

12.2
Except for the Prior Employment Contract, Party B warrants that at the time of signing this Contract, he does not have any un-terminated employment contract with other employers and there do not exist any obligations or restrictions that may affect the employment of Party B by Party A.

13.	MISCELLANEOUS

13.1
The provisions of this Contract are severable and if any provision is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalidity or unenforceability shall not affect the remaining provisions of this Contract.

13.2	Party B’s employment with Party A and the terms of this Contract shall be governed by and construed in accordance with the laws of China.

13.3	Any disputes, claims or controversies arising out of or in connection with this Contract shall be resolved in accordance with the relevant provisions of the Labor Law of China.

13.4	This Contract is made out in two originals and each party will have one. Both originals shall be of equal legal effect.

13.5
This Contract contains the entire agreement of the parties relating to the subject matter of this Contract and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Contract that are not set forth herein or in the other agreements mentioned herein.

13.6
With the exception of amendments or modifications made pursuant to Section 13.1 of this Contract, no amendment or modification of this Contract shall be deemed effective unless made in writing signed by the parties hereto.  Party B may not assign this Contract, in whole or in part, without Party A’s prior written consent.  Upon the termination of this Contract for any reason, the provisions of this Contract that by their terms survive such expiration or termination shall continue in effect and will bind each of the parties according to the terms thereof.  No term or condition of this Contract shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Contract, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

IN WITNESS WHEREOF, this Contract is signed and executed by Party A, Party B and Party C on the date first above written.

Party A: [Alpha Bermuda]

Legal Representative

Party B: Zhao Benxi

Party C: Shandong Soy Bean Process Food Co., Ltd.

Legal Representative